Exhibit 99.1

Chaparral Energy, Inc. Closes Private Placement of $150 Million of 7.625% Senior Notes Due 2022

OKLAHOMA CITY, OK, November 15, 2012— Chaparral Energy, Inc. (“Chaparral”) announced today the closing of a private placement of an aggregate principal amount of $150 million of 7.625% senior unsecured notes due 2022 (the “Notes”). The Notes were priced at 104.5% of the aggregate principal amount, representing a yield to worst of 6.846%. The Notes were offered and sold as additional notes under the Indenture dated May 2, 2012 pursuant to which Chaparral previously issued $400 million aggregate principal amount of its 7.625% senior notes due 2022.

Chaparral intends to use the net proceeds of the Notes offering to repay indebtedness under its senior secured revolving credit facility and for general corporate purposes.

About Chaparral Energy

Founded in 1988, Chaparral Energy, Inc. is a growing independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. The company is an oil focused company and one of the largest oil producers in the State of Oklahoma. The long term growth of the company is positioned to come from its development of CO2 EOR operations, with near term growth coming from drilling activities. The company holds a significant acreage position in the liquids rich Northern Oklahoma Mississippi Play, along with several other developing plays in the Mid-Continent and Permian Basin.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading Risk Factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Contact:

Chaparral Energy, Inc.

Joe Evans, CFO

405-478-8770

joe.evans@chaparralenergy.com